Exhibit 2.2

BILL OF SALE

AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (this "Agreement") is effective as of December 21, 2018 (the "Effective Date"), by and between Viridian Fibers, LLC, a Georgia limited liability company ("Purchaser") and Marquis Industries, Inc., a Georgia corporation ("Seller"). In consideration of the obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto hereby agree as follows:

1.          Purchased Assets. Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser all right, title and interest of Seller in and to all of the assets described on Schedule 1 attached hereto and incorporated herein by reference (the "Purchased Assets"). Seller covenants and agrees to warrant and defend the sale of and title to the Purchased Assets to Purchaser and its successors and assigns against all persons at Seller's sole cost and expense. Seller constitutes and appoints Purchaser its true and lawful attorney, with full power of substitution, in Seller's name or in Purchaser's name, but for the benefit and at the expense of Purchaser, to demand and receive, from time to time, any and all of the Purchased Assets, to give receipts and -releases for or in respect of the same, to collect, assert or enforce any claim, right or title of any kind therein or thereto and, for such purpose, from time to time, to institute and prosecute in Seller's name, or otherwise, any and all proceedings at law, in equity or otherwise, which Purchaser shall reasonably deem expedient or desirable. Seller acknowledges that such powers are coupled with a valuable interest and shall not be revocable by it in any manner or for any reason, including its dissolution or termination. Seller covenants that it will do or cause to be done all such further acts, and shall execute and deliver, or cause to be executed and delivered, all transfers, assignments and conveyances, evidences of title, notices, powers of attorney, and assurances necessary or desirable to put Purchaser and its successors and assigns, in actual possession and operating control of the Purchased Assets, or as Purchaser shall reasonably require to better assure and confirm title of Purchaser to the Purchased Assets.

2.          Purchase Price. The purchase price for the Purchased Assets is:

(a)        $4,750,000.00, payable in a single lump sum upon execution of this Agreement; plus

(b)        The extended cost of the raw material, operating, packing supply and finished goods inventories included in the Purchased Assets which are identified on Schedule 1 at Seller's book value as set forth on Schedule 1; plus

(c)        $0.10 per pound of nylon sold by Purchaser during the 36 month period immediately following the Effective Date, including sales of nylon manufactured on the manufacturing lines included in the Purchased Assets and on any other lines owned or used by Purchaser; provided, that no payment shall be due with respect to any sales that are not fully paid for by Purchaser's customer within 90 days after invoicing and further provided that any such payment made with respect to product that later becomes the subject of a valid warranty claim shall be refunded by Seller to Purchaser upon written demand. Payment of such amount shall be made quarterly in arrears. For each calendar quarter, Purchaser will deliver to Seller a report showing the pounds of nylon shipped by Purchaser to its customers ("Applicable Shipments"), the payments with respect to Applicable Shipments, and the calculation of the payment due Seller. Seller shall have the right to audit such report and Purchaser's supporting records upon reasonable written demand to Purchaser.

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Seller hereby acknowledges receipt of the cash payment described in Sections 2(a) and 2(b) and the sufficiency of the purchase price described above. For tax purposes, Seller and Purchaser shall each allocate the purchase price to the Purchased Assets as set forth on Schedule 1 and in accordance with Internal Revenue Code Section 1060 and the Treasury Regulations promulgated thereunder. Purchaser and Seller shall take all actions and file all tax returns (including, but not limited to IRS Form 8594) consistent with such allocation unless required to do otherwise by law, in which event the filing party shall provide advance written notice to the other party detailing (i) the reasons surrounding such inconsistent position and (ii) the position to be taken by such filing party.

3.          Assignment and Assumption of Contracts. Seller hereby assigns and transfers to Purchaser all right, title and interest of Seller in and to the open purchase orders set forth on Schedule 2 attached hereto and incorporated herein by reference (collectively, all such contracts and open orders are referred to as the "Purchase Orders"). Purchaser hereby assumes and agrees to perform and discharge when due the future obligations of Seller pursuant to each of the Purchase Orders, but not any obligations accruing before the Effective Date. Specifically, Seller retains, and Purchaser does not assume, any warranty obligations or other liabilities with respect to any products manufactured or sold by Seller prior to the Effective Date. Other than the future obligations under the Purchase Orders, in no event shall Purchaser assume or be deemed to have assumed any other obligations or liabilities of Seller of any kind.

4.          Seller's Representations and Warranties. Seller hereby represents and warrants to Purchaser that:

(a)        Seller is the lawful owner of all of the Purchased Assets and all rights and licenses ancillary to the Purchased Assets, including without limitation all intellectual property rights necessary to enable Purchaser to own and use the Purchased Assets;

(b)        subject to Section 7 below, all of the Purchased Assets are free and clear of all liens and encumbrances and, upon execution of this Agreement, Purchaser shall receive good and valid title to the Purchased Assets without any adverse lien, claim or encumbrance;

(c)        Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia;

(d)        Seller has the requisite corporate power and authority to enter into this Agreement and to carry out the transaction contemplated hereby, the execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action of Seller, and Seller has the lawful authority to bargain and sell the Purchased Assets and the rights transferred in connection therewith in the manner and form set forth herein;

(e)        the sale of the Purchased Assets will not and does not constitute a default under any order or agreement to which Seller is a party, or give rise to any right of termination, cancellation or acceleration of any right or obligation of it or to a loss of any benefit to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller;

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(f)         no consent of any governmental entity or third party is required in order to consummate the transaction described herein;

(g)        Purchaser has not received notice of, and has no knowledge of, any claim or allegation that any of the Purchased Assets violate or infringe upon the intellectual property rights or other proprietary rights of any third party;

(h)        all of the Purchase Orders are valid and in full force and effect, Seller has performed all obligations imposed upon it thereunder, and there are no defaults or events of default thereunder on the part of Seller; Seller has not cancelled any customer contracts or purchase orders applicable to the Purchased Assets within the 90 day period immediately preceding the Effective Date;

(i)         subject to Section 7 hereof, Seller has paid or will pay all taxes of every type and nature applicable to the operation of its business prior to the Effective Date;

(j)         with respect to the Purchased Assets, Seller's ownership and operation of such assets is and has at all times been in material compliance with all laws, regulations and ordinances applicable to Seller and such assets;

(k)        the Purchased Assets are in good repair and in working order, except for ordinary wear and tear, and Seller has maintained the Equipment in accordance with the manufacturer's recommendations;

(l)         with respect to any Purchased Assets that constitute inventory, such Purchased Assets are in good condition, usable and salable in the ordinary course of business; and

(m)       Seller shall, to the extent permissible, assign and pass through to Purchaser any and all of the manufacturer and other warranties with respect to the Purchased Assets.

5.       Purchaser's Representations and Warranties. Purchaser hereby represents and warrants to Seller that:

(a)        Purchaser is a limited liability company duly organized and existing under the laws of the State of Georgia;

(b)        Purchaser has the requisite limited liability company power and authority to enter into this Agreement and to carry out the transaction contemplated hereby; and

(c)        the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action of Purchaser.

6.          Operational Covenant. Prior to the Effective Date, Purchaser has acquired and assumed from its parent company, The Recreational Group, Inc. ("RG"), all of the Viridian fiber operations formerly conducted by RG. For a period of not less than 36 months after the Effective Date, Purchaser shall maintain its separate existence and shall continue to operate such Viridian fiber operations, including the Purchased Assets, and shall not take any actions to transfer assets or operations out of Purchaser's business which would operate to minimize the variable portion of the purchase price payable pursuant to Section 2(b) above.

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7.          Payment in Lieu of Taxes; Ad Valorem Taxes. Seller is solely responsible for and shall pay all payments in lieu of taxes due through the Effective Date under that certain Lease Agreement between Seller and Dalton-Whitfield County Joint Development Authority dated December 31, 2016 (the "Lease"). From and after the Effective Date, the Lease shall be terminated with respect to the Purchased Assets and no further payments shall be due thereunder. Any applicable ad valorem property taxes for 2018 shall be prorated between Seller and Purchaser, with such payments being adjusted after the Effective Date as such taxes become due.

8.          Indemnification. Seller shall indemnify, defend and hold Purchaser, its officers, shareholder, directors, employees, agents, representatives, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against any actions, claims, losses, damages, demands or expenses (including without limitation all court costs and reasonable attorneys' fees on account thereof) suffered or incurred by any Purchaser Indemnified Party, arising (a) from a breach of any representation, warranty or covenant made by the Seller in this Agreement or in any document delivered to Purchaser by or on behalf of Seller in connection with this Agreement, and (b) in connection with Seller's use of the Purchased Assets prior to the Effective Date or as a result of any action, omission, liability or obligation of Seller, other than the performance of future obligations under the Assumed Contracts first arising after the Effective Date. Purchaser shall notify Seller promptly of any written actions, claims or demands against Purchaser of which Seller is responsible hereunder. Each party shall cooperate fully with the other, and Seller shall control such defense and the right to litigate, settle, appeal (provided it pays the cost of any required appeal bond), compromise or otherwise deal with any such claim or resulting judgment; provided that such settlement, compromise or other resolution of such claim does not result in any liability to Purchaser. Seller's obligation to indemnify pursuant to Section 8(a) above shall not exceed the aggregate purchase price identified in Sections 2(a) and 2(b) above.

9.          Miscellaneous. This Agreement shall be governed by the laws of the State of Georgia. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but together shall constitute one agreement. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement. The headings of the various sections of this Agreement are for reference only and shall not be deemed to be a part of this Agreement. Sections 2, 4, 5, 6, 7, 8 and 9 shall expressly survive the execution and delivery of this Agreement. Purchaser and Seller shall each bear their own respective transaction expenses incurred in connection with the transaction contemplated hereby. This Agreement and the related agreements delivered concurrently herewith constitute the entire agreement between the parties with respect to the transaction contemplated hereby and supersede any prior agreements, whether written or oral, between the parties.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Bill of Sale and Assignment and Assumption Agreement to be signed by their duly authorized officers as of the date first set forth above.

SELLER:

Marquis Industries, Inc.

By: /s/ Weston A. Godfrey, Jr.

Name: Weston A. Godfrey, Jr.

Title: Chief Executive Officer

PURCHASER

Viridian Fibers, LLC

By: /s/ Ronald L. Bennett

Name: Ronald L. Bennett

Title: President

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